As filed with the Securities and Exchange Commission on November 6, 2001.
                                                     Registration No. ________
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ___________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               ___________________

                              BECKMAN COULTER, INC.
             (Exact name of registrant as specified in its charter)
                               ___________________

                 Delaware                                 95-1040600
      (State or other jurisdiction of                  (I.R.S. Employer
      incorporation or organization)                  Identification No.)

          4300 North Harbor Boulevard, Fullerton, California 92834-3100
                    (Address of principal executive offices)
                               ___________________

                Beckman Coulter, Inc. Executive Restoration Plan
                            (Full title of the plan)
                               ___________________

                              William H. May, Esq.
                  Vice President, General Counsel and Secretary
                              Beckman Coulter, Inc.
                           4300 North Harbor Boulevard
                        Fullerton, California 92834-3100
                     (Name and address of agent for service)
                               ___________________

  Telephone number, including area code, of agent for service: (714) 871-4848
                               ___________________

                         CALCULATION OF REGISTRATION FEE
 -------------------------------------------------------------------------------
                                      Proposed      Proposed
                                      maximum       maximum
    Title of          Amount          offering      aggregate      Amount of
    securities        to be           price         offering       registration
    to be             registered      per unit      price          fee
    registered
 -------------------------------------------------------------------------------

    Deferred          $3,500,000      100%          $3,500,000(2)  $875(2)
    Compensation
    Obligations(1)
 -------------------------------------------------------------------------------

(1) The Deferred Compensation Obligations being registered are general unsecured obligations of Beckman Coulter, Inc. (the "Company") to pay deferred compensation in the future to participating members of a select group of management or highly compensated employees in accordance with the terms of the Beckman Coulter, Inc. Executive Restoration Plan, as amended (the "Plan").

(2)  Estimated solely for purposes of determining the registration fee.

     The Exhibit Index for this Registration Statement is at page S-3.
================================================================================

                                     PART I

                           INFORMATION REQUIRED IN THE
                            SECTION 10(a) PROSPECTUS


     The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents need not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of
Section 10(a) of the Securities Act.

                                    PART II

                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT*


Item 3.     Incorporation of Certain Documents by Reference

     The following documents of the Company filed with the Commission are incorporated herein by reference:

     (a) The Company's Form S-8 Registration Statement filed with respect to the Plan on December 18, 1998 (registration number 333-69251);

     (b) Annual Report on Form 10-K, as amended, for the Company's fiscal year ended December 31, 2000;

     (c) Quarterly Reports on Form 10-Q for the Company's fiscal quarters ended March 31, 2001 and June 30, 2001; and

     (d)  Current Report on Form 8-K dated June 12, 2001.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into the prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.     Description of Securities

     The Beckman Coulter, Inc. Executive Restoration Plan, as amended, provides a select group of management or highly compensated employees (the "Eligible Employees") of the Company and certain of its subsidiaries with the opportunity to defer the receipt of certain pre-tax cash compensation. The obligations of the Company under the Plan (the "Deferred Compensation Obligations") will be general unsecured obligations of the Company to pay deferred compensation in the future to participating Eligible Employees (the "Participants") in accordance with the terms of the Plan from the general assets of the Company, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Deferred Compensation Obligations will be denominated and payable in United States dollars.

     Each Participant may elect to defer up to 15% of his or her salary and bonus under the Plan, subject to making the maximum allowable contribution under the Beckman Coulter, Inc.

Savings Plan (the "Savings Plan"). If a Participant's salary and bonus deferrals exceed the maximum contributions that can be made to the Savings Plan (due to certain limitations imposed by the Internal Revenue Code of 1986, as amended), such excess deferrals are credited to a bookkeeping account ("Deferral Account") maintained for the Participant under the Plan.

     In addition, an amount equal to the Company matching contributions that could not be allocated to a Participant under the Savings Plan (due to the limitations described above) is credited to a separate bookkeeping account ("Matching Account") maintained in his or her name. The matching contributions credited to a Participant's Matching Account are in the form of stock units (i.e., a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one share of the Company's Common Stock).

     Further, each Participant who is eligible for Retirement Plus Contributions under the Savings Plan is credited with the amount of such Retirement Plus Contributions that could not be allocated to the Participant under the Savings Plan (due to the limitations described above). This amount is credited in the form of stock units to a bookkeeping account (Retirement Plus Account").

     Each Participant's Deferral Account is credited with a deemed rate of earnings at a predetermined rate of interest. Each Participant's Matching Account and, if applicable, Retirement Plus Account are credited on a periodic basis with "Dividend Equivalents" representing dividends paid on the number of shares which is equal to the number share units credited to those accounts. These Dividend Equivalents are credited in the form of share units. While each Participant's Matching Account balance and, if applicable, Retirement Plus Account balance under the Plan increase or decrease based on the performance of the Companys Common Stock, his or her account balances are not actually invested in Common Stock.

     Deferred Compensation Obligations will be paid in cash in a single lump sum as soon as administratively practicable after the Participant's termination from employment or retirement from the Company. The amount payable to a Participant is equal to the sum of (1) the cash credited to the Participant's Deferred Account and (2) the fair market value of a share of the Company's Common Stock multiplied by the number of share units credited to the Participant's Matching Account and, if applicable, Retirement Plus Account.

     No amount payable under the Plan shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, voluntary or involuntary. Any attempt to dispose of any rights to benefits payable under the Plan shall be void.

     The Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to the distribution date, except that Participants may withdraw all or a portion of the value of their Plan accounts under certain specified circumstances. However, the Company reserves the right to amend or terminate the Plan at any time.

     The total amount of the Deferred Compensation Obligations is not determinable because the amount will vary depending upon the level of participation by Eligible Employees and the amounts of their salaries and bonuses. The duration of the Plan is indefinite (subject to the Company's ability to terminate the Plan). The Deferred Compensation Obligations are not convertible into another security of the Company. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. Each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Deferred Compensation Obligations, enforcing covenants and taking action upon a default by the Company.

Item 5.     Interests of Named Experts and Counsel

     The validity of the original issuance of Deferred Compensation Obligations registered hereby is passed on for the Company by William H. May, Vice President, General Counsel and Secretary of the Company. Mr. May is compensated as an employee of the Company, is the beneficial owner of the Company's Common Stock, is the holder of options to acquire shares of the Company's Common Stock, and is an Eligible Employee and entitled to participate in the Plan.

Item 6.     Exhibits

      See the attached Exhibit Index on page S-3.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fullerton, State of California, on November 2, 2001.

                                   BECKMAN COULTER, INC.


                                   By:   /s/ John P. Wareham
                                        ---------------------------------
                                         John P. Wareham
                                   Its:  Chairman of the Board, President
                                         and Chief Executive Officer


                                POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints John P. Wareham, Amin I. Khalifa, and Fidencio M. Mares, or each of them individually, his or her true and lawful attorneys-in-fact and agents with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them individually, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

      Signature                    Title                        Date
      ---------                    -----                        ----



/s/ John P. Wareham       Chairman of the Board, President    November 2, 2001
-------------------       and Chief Executive Officer
John P. Wareham           (Principal Executive Officer)


/s/ Amin I. Khalifa        Vice President, Finance and        November 2, 2001
-------------------       Chief Financial Officer
Amin I. Khalifa           (Principal Financial Officer)

/s/ James B. Gray         Director/Controller                November 1, 2001
---------------------     (Principal Accounting Officer)
James B. Gray


/s/ Hugh K. Coble         Director                           November 2, 2001
---------------------
Hugh K. Coble


---------------------     Director                           November __, 2001
Peter B. Dervan , Ph.D.


/s/ Ronald W. Dollens     Director                           November 2, 2001
---------------------
Ronald W. Dollens


/s/ Charles A. Haggerty   Director                           November 2, 2001
-----------------------
Charles A. Haggerty


/s/ Gavin S. Herbert      Director                           November 2, 2001
-----------------------
Gavin S. Herbert


-----------------------   Director                           November __, 2001
Van B. Honeycutt


-----------------------   Director                           November __, 2001
William N. Kelley, M.D.


-----------------------    Director                          November __, 2001
Risa J. Lavizzo-Mourey, M.D.


-----------------------    Director                          November __, 2001
C. Roderick O'Neil


/s/ Betty Woods            Director                          November 2, 2001
-----------------------
Betty Woods

                                  EXHIBIT INDEX

Exhibit
Number              Description
_______             ___________

4.1 Beckman Coulter Inc. Amended and Restated Executive Restoration Plan dated October 28, 1998, effective as of September 1, 1998 (incorporated by reference to Exhibit 4.1 of Beckman Coulter Inc.'s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on December 18,1998, Registration No. 333-69251).

4.2 Beckman Coulter, Inc. Executive Restoration Plan, Amendment 1999-1, dated October 22, 1999 (incorporated by reference to
            Exhibit 10.2 of Beckman Coulter's Quarterly Report to the Securities and Exchange Commission on Form 10-Q for the quarter ended September 30, 1999, File No. 001-10109).

4.3 Beckman Coulter, Inc. Executive Restoration Plan, Amendment 2000-1, dated October 19, 2000 (incorporated by reference to
            Exhibit 10.3 of Beckman Coulter's Quarterly Report to the Securities and Exchange Commission on Form 10-Q for the quarter ended September 30, 2000, File No. 001-10109).

4.4 Beckman Coulter, Inc. Executive Restoration Plan, Amendment 2001-1, dated November 1, 2001.

4.5 Rights Agreement, dated as of March 28, 1989, between Beckman Instruments, Inc. and Morgan Shareholder Services Trust Company, as Rights Agent, filed as Exhibit 4 to Beckman Instruments, Inc.'s Form 8-K dated April 13, 1989, and incorporated herein by this reference.

4.6 First Amendment to Rights Agreement, dated as of June 24, 1992, between Beckman Instruments, Inc. and First Chicago Trust Company of New York (formerly Morgan Shareholder Services Trust Company), filed as Exhibit 1 to Beckman Instruments, Inc.'s Form 8-K dated July 1, 1992, and incorporated herein by this reference.

5.          Opinion of Company Counsel (opinion re legality).

15.         KPMG LLP Letter Regarding Unaudited Financial Information.

23.1        Consent of KPMG LLP (consent of independent auditors).

23.2        Consent of Company Counsel (included in Exhibit 5).

24. Power of Attorney (included in this Registration Statement under Signatures").